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                                                                    EXHIBIT 99.4


NOVELL ONE NET
                                                                   www.novel.com
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                                                                   [NOVELL LOGO]
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WHY ARE WE HERE?

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-  Novell has entered into a definitive agreement to acquire SilverStream
   Software

-  The combined entity will be Novell branded

- All SilverStream products will continue to be developed, maintained and supported by the same engineers and support organization that exists today

-  Novell plans to emerge as a formidable competitor in the Web Services space





2       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

ONE NET WEB SERVICES VISION

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AGENDA:

-  Novell Facts

-  SilverStream Facts

-  Market Opportunity

-  Enterprise IT Business Requirements

-  Enterprise IT Dilemma

-  Solution Requirements

-  Services Oriented Architecture

-  The Solution Components

-  Novell one Net

-  Our Value Proposition



3       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

NOVELL FACTS

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-  Novell, Inc. (NASDAQ: NOVL)

-  Net Sales 2001: $1040M

-  Over 6,000 Employees

-  Offices in 37 countries worldwide

- Novell is the leading provider of Net business solutions designed to secure and power the networked world. Novell and its eServices division, Cambridge Technology Partners, help organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities with one Net solutions.



4       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

SILVERSTREAM FACTS

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-  SilverStream Software, Inc. (NASDAQ: SSSW)

-  IPO August, 1999 2001 Revenues of $68 million

-  Over 1,700 Customers

-  480 Employees

-  17 Offices Worldwide

- SilverStream eXtend - a comprehensive, Visual Integrated Services Environment that simplifies and accelerates the creation and delivery of Web services-oriented business applications.



5       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

SILVERSTREAM'S TECHNOLOGY LEADERSHIP

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-  First Java based application server
                                                         WINNER EAI JOURNAL 2002
-  One of the first J2EE certified servers

-  Pioneer in J2EE based eBusiness engines               WSJ WORLD CLASS PRODUCT

-  First J2EE based XML integration server
                                                           THE COMPUTING AWARD
-  First SOAP compliant integration server                 FOR EXCELLENCE 2001

-  First WSFL-based Process Management solution
                                                         TECHNOLOGY TRAILBLAZERS
-  Renowned for high productivity                                2001-2002

-  Leaders in Web Services
                                                           [ACORD(TM) XML LOGO]
-  Award-winning products



6       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

ENTERPRISE IT BUSINESS REQUIREMENTS

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-  Respond to rapidly changing requirements

-  Deliver highly interactive, dynamic solutions

-  Enhance high-value relationships

-  Manage complex processes

-  Leverage past, current & future technology investments

-  Maximize ROI



7       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

ENTERPRISE IT DILEMMA

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-  Applications must support any user on any device from any location

-  Applications must be managed and secure

-  Processes cut across all customer, employee and supplier boundaries

- Information is locked in departmental applications, tightly tied to platforms and vendors

-  Architecture is a result of historical decisions and functional optimization




8       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

SOLUTION REQUIREMENTS

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-  Your enterprise contains a myriad of users,
   devices, business processes and system
   resources that comprise a portfolio of                     [PICTURES OF
   corporate assets.                                         USERS, DEVICES,
                                                               PROCESSES,
-  ...but, they are tightly tied together in                 AND RESOURCES]
   stove-piped applications that are difficult to redeploy to meet new business challenges



9       (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

SOLUTION REQUIREMENTS

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-  Decouple processes and information from                    [PICTURES OF
   applications                                               CONNECTIONS
                                                             BETWEEN USERS,
-  Expose through standards-based interface                     DEVICES,
                                                               PROCESSES,
-  Manage resources, processes devices and users             AND RESOURCES]
   as directory-based entities

- Assemble entities into dynamic applications using the network

- Securely deliver to any user, any device or any location




10      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

SERVICES ORIENTED ARCHITECTURE

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-  Loosely Coupled - Dynamically configurable components

-  Standards Based -J2EE, Web Services, XML

-  Process Driven - Discretely invocable business processes

-  Directory Enabled - Management, security and provisioning

-  Network Aware - Execution and orchestration




11      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

THE SOLUTION COMPONENTS

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-  Strategy & Delivery

      -  Business Process & Technology Planning

      -  Analysis & Design

      -  Implementation                       [GRAPHIC OF SOLUTION COMPONENTS]

-  Application Development

      -  Visual Tools

      -  Interaction

      -  Integration

-  Cross-platform Infrastructure

      -  Identity & Provisioning

      -  J2EE Application Server

      -  Management & Orchestration



12      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

COMPONENT PROVIDERS

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-  Cambridge - Proven methodologies, innovative solutions

-  SilverStream - Web Services technology leadership

-  Novell - World-class security, reliability and network management


                                       [GRAPHIC OF COMPONENTS PROVIDERS]




13      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

NOVELL ONE NET

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-  Cambridge - Proven methodologies, innovative
   solutions

-  SilverStream - Web Services technology
   leadership
                                                     [GRAPHIC OF NOVELL ONE NET]
- Novell - World class security, reliability and management

-  Novell one Net now delivers the most
   comprehensive products and services for
   planning, implementing and managing Services
   Oriented Architectures




14      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

CAMBRIDGE SOLUTIONS

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-  Recognized innovator

-  Proven methodologies

-  Business process

-  Technology strategy

-  Best-in-class solutions

                                              [GRAPHIC OF NOVELL ONE NET]



15      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

NOVELL EXTEND

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-  The first Visual Integrated Services
   Environment (Visual ISE) for rapidly creating, deploying and managing advanced Web-based applications
                                                    [GRAPHIC OF NOVELL ONE NET]
- Deliver dynamic, interactive solutions that integrate existing information assets.

-  Renowned productivity, portability and
   interoperability




16      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

NOVELL NET SERVICES

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-  Networking software pioneer

-  Reliable, secure infrastructure

-  World-class directory technology
                                                    [GRAPHIC OF NOVELL ONE NET]
-  Open J2EE runtime environment

-  Reliable, high-performance, network services

-  Comprehensive network management capabilities

-  Cross-platform interoperability

-  Collaboration



17      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

OUR VALUE PROPOSITION

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-  Novell provides the business solutions, development capabilities and reliable, secure infrastructure that enables enterprises to exploit new technologies while leveraging significant IT investments

- With one Net, organizations will maximize technology ROI by managing complex processes and high-value relationships in an environment of rapid change





18      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

ADDITIONAL INFORMATION

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This presentation is neither an offer to purchase nor a solicitation of an offer to sell SilverStream shares. At the time the expected tender offer is commenced, Novell will file tender offer materials with the Securities and Exchange Commission and SilverStream will file a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. Stockholders should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all stockholders of SilverStream free of charge. In addition, all of these materials will be available free of charge on at the SEC's website at www.sec.gov.




19      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

FORWARD LOOKING STATEMENTS

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Statements included in this presentation that are not historical in nature are
"forward-looking statements," including those related to future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and the growth of the market for Web services solutions. You should be aware that Novell's and SilverStream's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell and SilverStream management and are subject to a number of risks and uncertainties, including, but not limited to, the satisfaction of the conditions to closing, and, following the consummation of the merger, Novell's ability to integrate SilverStream's operations and employees, Novell's ability to deliver on its one Net vision of the Internet, Novell's ability to take a competitive position in the Web services industry, business conditions and the general economy, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's and SilverStream's Annual Reports on Form 10-K for the 2001 fiscal year and the most recent quarterly report filed by each with the SEC. Novell and SilverStream disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation.




20      (C) 2002 Novell Inc. Confidential & Proprietary            [NOVELL LOGO]

NOVELL ONE NET
                                                                   www.novel.com
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                                                                   [NOVELL LOGO]

Slide 2:

Novell, Inc. (Nasdaq: NOVL) is the leading provider of Net business solutions. Novell and its eServices division, Cambridge Technology Partners, help organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities with one Net solutions.

Together, SilverStream and Novell will lead the way in delivering solutions for the emerging and fast growing web services market.

The combined company will be called Novell, and the SilverStream name will be phased out. However, all of SilverStream's products will continue to be developed, maintained and supported by the same engineers and support organizations that you work with today. All existing agreements and support contracts will remain in place. Your sales and field service representatives will continue to provide the same high levels of attention and service you have become accustomed to. While the SilverStream name will change, the SilverStream experience will remain the same.

Slide 6:

SILVERSTREAM EXTEND - PRODUCT OF THE YEAR IN THE EAI JOURNAL AWARDS 2002 SilverStream eXtend, a Visual Integrated Services Environment for the rapid creation and management of enterprise information systems, has won "Product of the Year" in the eAI Journal Awards 2002. SilverStream eXtend was chosen for its comprehensive, integrated approach to the development and deployment of Web services-based solutions that enable the rapid delivery of dynamic, interactive applications that integrate existing enterprise systems. The annual eAI Journal awards recognize products that demonstrate innovation, maturity and market impact and acknowledge excellence in enterprise eBusiness technologies. eAI Journal is the leading monthly magazine and Web site focused on eBusiness, application integration, and Web services.

WEB SERVICES JOURNAL WORLD CLASS PRODUCT AWARD
SilverStream has won a World Class Product Award for SilverStream eXtend Composer, the company's powerful XML integration server, following an in-depth review of eXtend Composer in the March 2002 issue of Web Services Journal. Described as "an intuitive, organized work environment and an effective tool for developing Web services," SilverStream eXtend Composer Web service-enables the broadest range of enterprise systems so that they can be flexibly used in new applications such as advanced portals and trading exchanges. To read the review

COMPUTING MAGAZINE APPLICATION DEVELOPMENT SOFTWARE OF THE YEAR 2001 AWARD SilverStream has won a coveted Computing Magazine Application

Development Software of the Year 2001 Award for Excellence. Judged by independent panel of highly respected individuals from within the IT industry and experts from outside the industry, the awards are widely recognized as the benchmark for excellence throughout the computing industry.

ACW TECHNOLOGY TRAILBLAZERS 2001-2002
SilverStream is honored to be recognized as a Technology Trailblazer in the Enterprise Software category by Asia Computer Weekly. SilverStream was recognized for its Web Services strategy with SilverStream eXtend. The fifth annual ACW Technology Trailblazers identifies leading IT vendors and provides a useful resource for executive management.

THE ACORD XML IMPLEMENTATION CHAMPION AWARD is awarded to early adopters of ACORD's XML standards for insurance, and identifies market-leading technology companies committed to adopting standards to benefit the insurance industry. SilverStream received this award for the implementation of ACORD XML-compliant data exchanges between one of the largest insurance brokers in the world and a market-leading insurance carrier. The ACORD XML standard enables SilverStream's insurance customers to build Web Services that directly integrate ACORD standards with all mission-critical business systems and improve customer service levels without massive reengineering of existing architecture.

Slide 7:

Enterprise IT faces constant pressure to build a new class of application, one that is quite different than anything built before. The requirements for them flow in, at an accelerated pace, driven by global competition and increased expectations. What kind of applications are these? To begin with, they are not static. They're highly interactive, rich applications that need to be dynamically configured to respond to requirements that rapidly change as the business changes. They can take the form of advanced portals that enhance high value relationships such as trading partners and distribution channels, or workflows that streamline and manage complex, business processes.

The information assets, that provide the fuel for these applications, exist in the systems that IT has already invested in over the past 30 years. These new applications must take full advantage of these investments, while, at the same time, be built in a way that will enable them to be leveraged into current and future investments.

These projects are complex, but they must be completed as quickly and efficiently as possible, in order to produce maximum return on investment ensuring that IT remains strategically important to the enterprise.

Slide 8:

These applications must overcome several conditions that introduce real challenges to IT.

First they have to support any user, on any device, from any location. If you build an application today assuming that there is a fixed audience, use case, or user interface, you are making a mistake! Today, each user, regardless of whether they are a local direct employee or a partner overseas, should have the freedom to access the information they need, through a personalized view and from the device of their choice.

However, you cannot allow any user to participate in any process or access any information. Your applications have to be managed and secure to ensure that the right people are participating in the right processes and have the information they need and have permission to access.

The business processes that these applications automate can be broader than departmental or enterprise processes. They can cut across your extended enterprise.

That is particularly troubling when you consider that, historically, applications have been implemented to support discrete, departmental functions. Information is tightly tied to the application platform which is ultimately tied to a vendor. As a matter of fact, most IT organizations are saddled with an IT architecture that represents a timeline of "good" decisions that solved departmental problems using the state-of-the-art technology of that time. Most of these systems, however, were not designed to communicate with each other or take advantage of the Internet.

Slide 9:

Before we continue with solution requirements, we need to agree that all of your users, devices, business processes and information resources comprise a portfolio of corporate assets.

If you can manage them properly, you can get maximum value from them.

The challenge is that they are tightly tied together in stove-piped applications. Process is embedded in code. Code is embedded in departmental applications, which are tied to platforms, which are tied to vendors. This condition prevents you from reconfiguring these assets into new applications that meet new business requirements.

So how do you begin?

Slide 10:

First you have to decouple these assets. Information and process has to be decoupled from applications so that they can be re-purposed.

Then these entities must be exposed through standard interfaces so that they can communicate with one another using a common language. These entities, that can operate independently and communicate through a common language and can be shared and reconfigured into new applications are called Web Services.

Then all of these services (users, devices, processes and resources) must be managed to facilitate their orchestration. For example, if a service is under heavy usage, will the system be smart enough to load balance and move requests to other available services? Now that these entities are autonomous and can communicate with one another through a common language they can be assembled into dynamic applications using the network.

These applications can then be delivered to any user or device, but in a secure environment that manages users, process and information.

Slide 11:

And that is what a Services Oriented Architecture is.

A Loosely Coupled - Standards Based - Process Driven - Directory Enabled - Network Aware architecture that facilitates the development of services- based applications. But that is just the technology pieces of the puzzle. How do you begin to build such applications?

Slide 12:

You need to take a holistic approach that includes three core capabilities. This is not a "rip and replace" approach that requires you to start from scratch.

You need business process expertise to help you build and deploy a technology strategy that includes analysis, design and implementation of services oriented architecture. You need a services oriented development environment that provides high productivity visual tools that enables your existing IT staff to rapidly deploy highly interactive solutions that exploit your existing systems.

You need a secure cross-platform infrastructure that includes Identity and Provisioning, a J2EE Application Server and network Management and Orchestration. So, who are the leading producers of these capabilities?

Slide 13:

They are...
Cambridge Technology Partners - Proven methodologies and innovative solutions. SilverStream Software - Innovators and leaders in Web Services technology. Novell - Renowned for world-class security, reliability and network management.

Now, how do these components fit together?

Slide 14:

They are...
Cambridge Technology Partners - Proven methodologies and innovative solutions. SilverStream Software - Innovators and leaders in Web Services technology. Novell - Renowned for world-class security, reliability and management.

Novell brings these three leaders together into oneNet - the most comprehensive, interoperable combination of products and services for planning, implementing and managing Services Oriented Architectures.

Now lets drill down a bit into each one of these solution components.

Slide 15:

Cambridge Technology Partners is recognized in the industry as an innovator. They bring proven methodologies that enable enterprises to analyze business processes and develop and deploy a technology strategy that will turn their information into competitive advantage.

Slide 16:

Novell eXtend is the first Visual Integrated Services Environment that enables enterprise IT to rapidly create, deploy and manage advanced Web-based applications. With Novell eXtend, application developers can deliver dynamic interactive solutions that take full advantage of existing information assets. Novell eXtend comes to you from a company with a track record of delivering highly productive, portable and interoperable solutions to the market.

Slide 17:

Novell, the networking software pioneer, delivers a reliable secure infrastructure. Novell is well known for offering the most robust and secure directory technology available. Now Novell includes an open J2EE runtime environment with its high performance network services and comprehensive network management capabilities. What's different about Novell's infrastructure is that it is completely interoperable. Plug the pieces you need into your existing environment. No need to replace what you already have.

Slide 18:

These three solution components are the basis of our value proposition. Novell provides the business solutions, development capabilities and reliable, secure infrastructure that enables enterprises to exploit new technologies while leveraging significant IT investments.

With oneNet, organizations will maximize technology ROI by managing complex processes and high value relationships in an environment of rapid change.

Slide 19:

These three solution components are the basis of our value proposition. Novell provides the business solutions, development capabilities and reliable, secure infrastructure that enables enterprises to exploit new technologies while leveraging significant IT investments.

With oneNet, organizations will maximize technology ROI by managing complex processes and high value relationships in an environment of rapid change.

Slide 20:

These three solution components are the basis of our value proposition. Novell provides the business solutions, development capabilities and reliable, secure infrastructure that enables enterprises to exploit new technologies while leveraging significant IT investments.

With oneNet, organizations will maximize technology ROI by managing complex processes and high value relationships in an environment of rapid change.